Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 27, 2016, relating to the financial statements and financial highlights, which appears in the Diversified Real Asset Income Fund’s Annual Report on Form N-CSR for the year ended May 31, 2016. We also consent to the references to us under the headings “Experts”, “Appointment of the Independent Registered Public Accounting Firm for Target Fund” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 24, 2017